Exhibit 16.1

November 21, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of eFunds Corporation’s Form 8-K dated November 21, 2003, and have the following comments:

1. We agree with the statements made in the second, third, fourth, fifth, sixth and seventh paragraphs, and the first and second sentences of the first paragraph.

2. We have no basis on which to agree or disagree with the statements made in the eighth paragraph and the third sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP